      Kimberly-Clark Delivers Fourth Quarter EPS of 91 Cents, Consistent
With the Company’s Previous Guidance

      Sales Set New Quarterly Record, Rising 8 Percent to $3.9 Billion on
Solid Volume Growth and Currency Benefits

      Cash Provided By Operations Increased 18 Percent to $678 Million,
Bringing Annual Total to a Record $2.7 Billion

DALLAS, January 24, 2005—Kimberly-Clark Corporation (NYSE: KMB) today reported diluted net income for the fourth quarter of 2004 was 91 cents per share, the same as in 2003 and in line with the company’s previous guidance of 89 to 91 cents per share.

On a continuing operations basis, with financial results presented to reflect the spin-off of Neenah Paper on November 30, 2004, earnings per share for the quarter rose to 92 cents from 88 cents in the prior year, a gain of approximately 5 percent. Sales advanced about 8 percent to $3.9 billion, establishing an all-time quarterly record. The increase was driven by higher sales volumes of the company’s health and hygiene brands, up about 5 percent, and currency benefits of 3 percent. Sales grew versus the prior year in each of the company’s business segments – Personal Care, Consumer Tissue and Business-to-Business – as well as in all major geographic regions.

The strong top-line growth, productivity gains and other cost savings, along with a reduction in the number of common shares outstanding, all contributed to the improvement in fourth quarter net income from continuing operations. These positive factors more than offset inflation, primarily in distribution, fiber, and oil-based costs, and a higher effective tax rate. The quarter’s

— more —

results also reflect continued strong cash flow and improvement in return on invested capital (ROIC).

Cash provided by operations climbed 18 percent to $678 million in the fourth quarter of 2004.This brought the total for the year to $2.7 billion, an increase of 7 percent versus 2003 and a new record for the fourth consecutive year. Free cash flow (cash from operations less capital spending and dividends) was $1.4 billion in 2004, surpassing last year’s full-year record of $1.0 billion by a wide margin. The company boosted ROIC by 50 basis points in 2004, meeting its target to improve this key measure by 40 to 50 basis points annually.

Chairman and Chief Executive Officer Thomas J. Falk said, “I am encouraged by our continued progress in the fourth quarter, capping a year of delivering on our commitments in a challenging business environment. We achieved sales volume and earnings per share growth in line with our Global Business Plan objectives, generated outstanding cash flow and made great strides in our drive for long-term ROIC improvement. Our teams have done an excellent job executing the Plan, which has led to many positive changes at Kimberly-Clark. Today, we are squarely focused on our health and hygiene mission, prioritizing the best growth opportunities for our global brands and applying greater financial discipline to every area of the company.”

Review of fourth quarter sales

Growth in sales volumes of approximately 5 percent, as previously mentioned, was responsible for a majority of the 8 percent improvement in fourth quarter sales. Changes in foreign currency exchange rates, most notably in Europe, Canada, Korea and Australia, benefited sales by an additional 3 percentage points. Overall net selling prices were unchanged compared with the prior year as increased prices, primarily for consumer tissue brands in North America, were offset by price competition in diapers and training pants.

Highlights of the sales volume gains in the quarter included double-digit growth for the company’s market-leading infant care

— more —

and incontinence care sectors in North America, powered by the Huggies, Depend and Poise brands, as well as high single-digit volume growth for the North American child care and wipes sectors on continued strong sales of Pull-Ups training pants, GoodNites youth pants and Huggies baby wipes. Meanwhile, Personal Care sales volumes in Latin America rose more than 20 percent on broad-based growth in diapers. In addition, Health Care sales volumes were robust, up 9 percent globally, and K-C Professional posted a 7 percent improvement in sales volumes of its brands, paced by increases of 7 percent in North America and 6 percent in Europe.

Sales of personal care products were more than 7 percent higher in the fourth quarter. Sales volumes were strong, up 8 percent, and currency-related benefits contributed an additional 3 percent, with net selling prices partially offsetting the gains by 3 percent.

Personal care sales in North America improved 5 percent versus the prior year, driven by broad-based volume gains of 9 percent. Net selling prices went down 4 percent in response to competitive activity in diapers and training pants. In Europe, sales increased approximately 5 percent. Currency effects boosted sales 9 percent; however, net selling prices were lower by approximately 4 percent and sales volumes declined about 1 percent. In developing and emerging markets (Asia, Latin America, Middle East, Africa and Eastern Europe), personal care sales climbed 12 percent, on strong volume growth of 10 percent and currency benefits of 4 percent, offset by a reduction in net selling prices.

Sales of consumer tissue products increased more than 4 percent. Net selling prices rose 3 percent and currency contributed 4 percent, while sales volumes slipped 1 percent and mix was lower by 2 percent.

In North America, sales of consumer tissue products rose about 6 percent, attributable mainly to an increase in net selling prices of more than 8 percent, which reflects price increases implemented during the third quarter of 2004 as well as a lower level of promotion spending than in the prior year. Product mix

— more —

improved nearly 1 percent primarily due to the introduction of Kleenex Anti-Viral facial tissue. Nonetheless, overall sales volumes were down approximately 4 percent, mainly because of lower shipments of Kleenex facial tissue and Cottonelle bathroom tissue. In Europe, consumer tissue sales rose more than 4 percent on favorable currency effects of 9 percent, partially offset by lower net selling prices and sales volumes. Consumer tissue sales in developing and emerging markets increased 14 percent, with favorable currency, net selling prices and sales volumes all contributing to the improvement.

Sales of business-to-business products expanded 12 percent in the quarter. Overall sales volumes improved about 6 percent during the quarter. Currency effects and changes in sales mix positively affected sales by approximately 3 percent and 4 percent, respectively. Net selling prices for K-C Professional’s brands in North America rose 1 percent in the fourth quarter; however, pricing for the segment overall was 1 percent below the prior year.

Other fourth quarter operating results

Operating profit in the fourth quarter of 2004 was $641 million, approximately 7 percent greater than the prior year. Cost savings for the quarter amounted to about $25 million, which included a negative impact of more than $25 million as a result of inflation in raw materials other than fiber. In addition to the factors mentioned earlier, fourth quarter results reflect an increased level of marketing, research and general expenses and, as previously announced, pretax costs of approximately $11 million, equivalent to 2 cents per share, to exit certain paper-related operations in Asia. Meanwhile, other income and expense, net, declined to $14 million in the fourth quarter of 2004 from $35 million in 2003. The prior year total included costs of approximately $20 million to write off an investment in a restoration project and to recognize impairment of a nonstrategic facility outside North America.

The effective tax rate in the fourth quarter increased to 22.3 percent from 5.7 percent in 2003 because of the timing of

— more —

recognition of income tax benefits from the company’s ownership interest in synthetic fuel partnership activities in the year-ago period. The tax benefits of synthetic fuel initiatives, net of related nonoperating expenses, improved net income in the fourth quarter of 2004 by $12 million, equivalent to 2 cents per share, compared with an improvement of $26 million, or 5 cents per share in 2003.

Kimberly-Clark’s share of net income of equity companies in the fourth quarter rose about 14 percent to $33 million, reflecting higher net income at Kimberly-Clark de Mexico, S.A. de C.V. KCM’s results were boosted by a sales gain of more than 13 percent, with continued double-digit volume growth in its consumer businesses and higher selling prices.

Income from discontinued operations, net of income taxes, presents the results of Neenah Paper’s fine paper and technical paper businesses. In the fourth quarter, there was a loss of approximately $5 million in 2004 versus income of $13 million in 2003. The decline was due mainly to transaction costs incurred to complete the Neenah Paper spin-off.

During the quarter, the company repurchased 6.8 million shares of its common stock at a cost of $429 million, compared with spending of approximately $190 million in the fourth quarter of 2003. The resulting lower share count benefited fourth quarter 2004 results by nearly 3 cents per share compared with the prior year.

Capital spending in the fourth quarter was $212 million, bringing the total for the year to $535 million. As a result of productivity gains and success in leveraging the global scale of existing production capacity, capital spending levels in 2004 were below the company’s long-term targeted range of 5 to 6 percent of sales.

2005 Outlook

Commenting on the outlook, Falk said, “We are confident that we will continue to execute our Global Business Plan well in 2005 and remain comfortable with our previous guidance. We are

— more —

targeting sales growth of 3 to 5 percent, consistent with our long-term objective. Based on our plans to drive innovation, we believe the gain will come largely from improvement in sales volumes, with price, mix and currency about flat. We expect to deliver earnings of $3.70 to $3.85 per share for the year, representing mid to high single-digit growth compared with net income from continuing operations of $3.55 in 2004.

“And, as previously announced, we expect continued strong cash flow that will enable us to again return a significant amount of cash to shareholders this year. We are currently targeting to repurchase at least $1 billion of K-C stock during the year and are planning, subject to final board approval, to increase our dividend by 12.5 percent effective with the April payment.

“As for the first quarter, we expect earnings will be in a range of 92 to 94 cents per share. Compared with EPS from continuing operations of 88 cents last year, this would represent growth of approximately 5 to 7 percent, similar to the expected level of improvement for the full year. We are planning to step up our marketing spending in the quarter compared with the prior year to support a very active schedule of product launches, including Huggies toiletries, new Pull-Ups training pants with Wetness Indicators and Scott Extra Soft bathroom tissue. We also expect to face continued cost increases in the first quarter, particularly for fiber as well as resin and other oil-based materials.”

Full year results

For the full year of 2004, sales of $15.1 billion were up about 8 percent from $14.0 billion in the prior year, driven by an increase in sales volumes of approximately 5 percent and currency effects of more than 3 percent. Cost savings for the year totaled nearly $160 million. Operating profit rose more than 7 percent to $2,506 million in 2004 versus $2,332 million in 2003. Net income in 2004 was $3.61 per share, an improvement of more than 8 percent versus $3.33 per share in 2003 and up about 7 percent compared with earnings before unusual items of $3.38 per share. Net income from

— more —

continuing operations increased 10 percent to $3.55 per share in 2004 from $3.23 per share in the prior year.

At December 31, 2004, total debt and preferred securities was $4.2 billion, the same level as the end of 2003. During the year, the company spent $1.6 billion to repurchase 24.8 million shares.

Unusual items in 2003

The company’s results in 2003 included pretax costs of $16 million in the first quarter as a result of a legal judgment dating back to 1987 and $18 million in the third quarter to call $400 million of debentures. The redemptions enabled the company to lower its financing costs. In total, these unusual items reduced net income by approximately 5 cents per share.

Kimberly-Clark management believes that, because of the nature of these items, investors’ understanding of the company’s performance is enhanced by disclosing earnings per share before unusual items as a reasonable basis for comparison of the company’s ongoing results of operations. The attached Earnings Summary schedule provides a reconciliation of earnings per share before unusual items to diluted net income per share determined in accordance with generally accepted accounting principles.

Conference call

A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CST) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company’s Web site (www.kimberly-clark.com).

About Kimberly-Clark

Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries. Every day, 1.3 billion people – almost a quarter of the world’s population – trust K-C brands and the solutions they provide to enhance their health, hygiene and well being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark

— more —

holds the No. 1 or No. 2 share position in more than 80 countries. To keep up with the latest K-C news and to learn more about the company’s 133-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark’s Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company’s Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company’s Web site.
Certain matters contained in this news release concerning the business outlook, including new product introductions, cost savings and acquisitions, anticipated financial and operating results, strategies, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management’s expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company’s results will be as estimated. For a description of certain factors that could cause the company’s future results to differ materially from those expressed in any such forward-looking statements, see the section of Part I, Item 1 of the company’s Annual Report on Form 10-K for the year ended December 31, 2003 entitled “Factors That May Affect Future Results.”

— more —

KIMBERLY-CLARK CORPORATION
(Millions, except per share amounts)

EARNINGS SUMMARY:

There were no unusual items in 2004.

The following table presents the reconciliation of a non-GAAP financial measure to reported GAAP net income.

Twelve Months Ended December 31, 2003:

	Income (Expense)	Diluted Earnings Per Share
Earnings Before Unusual
Items	$1,716.7	$3 .38
Charge for Unusual Item:
European Legal Judgement	(11.1)	(.02)
Callable Bonds	(11.4)	(.02)
Rounding	--	(.01)

Net Income	$1,694.2	$3 .33

Unaudited

— more —

KIMBERLY-CLARK CORPORATION
PERIODS ENDED DECEMBER 31
(Millions, except per share amounts)

	Three Months Ended December 31
	2004	2003	Change

Net Sales	$3,901.4	$3,623.1	+ 7.7%
Cost of products sold	2,582.5	2,375.4	+ 8.7%

Gross Profit	1,318.9	1,247.7	+ 5.7%
Marketing, research and general
expenses	663.9	611.8	+ 8.5%
Other (income) expense, net	13.6	34.7	N.M.

Operating Profit	641.4	601.2	+ 6.7%
Nonoperating expense	(41.8)	(105.5)	N.M.
Interest income	5.2	4.1	+ 26.8%
Interest expense	(42.0)	(39.6)	+ 6.1%

Income Before Income Taxes	562.8	460.2	+ 22.3%
Provision for income taxes	125.7	26.2	N.M.

Income Before Equity Interests	437.1	434.0	+ 0.7%
Share of net income of equity
companies	32.7	28.8	+ 13.5%
Minority owners' share of
subsidiaries' net income	(20.0)	(16.4)	+ 22.0%

Income from continuing operations	449.8	446.4	+ 0.8%

(Loss) income from discontinued
operations, net of income taxes	(4.5)	13.1	N.M.

Net Income	$445.3	$459.5	- 3.1%

Diluted Per Share Basis:

Continuing operations	$.92	$.88	+ 4.5%
Discontinued operations	(.01)	.03	N.M.

Net Income	$.91	$.91	0.0%

Note (Three Months):

1.	The Corporation accounts for stock-based compensation using the intrinsic-value method. The following presents pro forma information about net income and earnings per share as if the Corporation had applied fair value expense recognition to all employee stock options granted.

(Millions of dollars, except per share amounts)	2004	2003
Pro forma net income	$435.9	$446.4
Pro forma earnings per share - diluted	$.89	$.88

N.M.–Not meaningful
Unaudited

         — more —

KIMBERLY-CLARK CORPORATION
PERIODS ENDED DECEMBER 31
(Millions, except per share amounts)

	Twelve Months Ended December 31
	2004	2003	Change
Net Sales	$15,083.2	$14,026.3	+ 7.5%
Cost of products sold	10,014.7	9,231.9	+ 8.5%

Gross Profit	5,068.5	4,794.4	+ 5.7%
Marketing, research and general
expenses	2,510.9	2,350.3	+ 6.8%
Other (income) expense, net	51.2	112.5	N.M.

Operating Profit	2,506.4	2,331.6	+ 7.5%
Nonoperating expense	(158.4)	(105.5	N.M.
Interest income	17.9	18.0	- 0.6%
Interest expense	(162.5)	(167.8)	- 3.2%

Income Before Income Taxes	2,203.4	2,076.3	+ 6.1%
Provision for income taxes	483.9	484.1	0.0%

Income Before Equity Interests	1,719.5	1,592.2	+ 8.0%
Share of net income of equity
companies	124.8	107.0	+ 16.6%
Minority owners' share of
subsidiaries' net income	(73.9)	(55.6)	+ 32.9%

Income from continuing operations	1,770.4	1,643.6	+ 7.7%
Income from discontinued operations,
net of income taxes	29.8	50.6	- 41.1%

Net Income	$1,800.2	$1,694.2	+ 6.3%

Diluted Per Share Basis:

Continuing operations	$3.55	$3.23	+ 9.9%
Discontinued operations	.06	.10	- 0.4%

Net Income	$3.61	$3.33	+ 8.4%

— more —

KIMBERLY-CLARK CORPORATION
PERIODS ENDED DECEMBER 31

Notes (Twelve Months):

1.	In 2003, charges of $34.0 million for unusual items are included in other (income) expense, net. The income tax benefit of these items is $11.5 million.

2.	The Corporation accounts for stock-based compensation using the intrinsic-value method. The following presents pro forma information about net income and earnings per share as if the Corporation had applied fair value expense recognition to all employee stock options granted.

(Millions of dollars, except per share amounts)	2004	2003
Pro forma net income	$1,763.2	$1,638.6
Pro forma earnings per share - diluted	$3.53	$3.22

3.     OTHER INFORMATION:

	Twelve Months Ended December 31
	2004	2003
Cash Dividends Declared
Per Share	$1.60	$1.36

Common Shares (Millions)	December 31
	2004	2003
Outstanding As Of	482.9	501.6
Average Diluted for:
Three Months Ended	490.3	506.0
Twelve Months Ended	499.2	508.6

N.M.-Not meaningful
Unaudited

— more —

KIMBERLY-CLARK CORPORATION
(Millions)

Supplemental Financial Information:

	December 31 2004	December 31 2003
Preliminary Balance Sheet Data:

Cash and cash equivalents	$602.1	$290.6
Accounts receivable	2,028.4	1,955.1
Inventories	1,670.9	1,563.4
Total assets	17,119.7	16,779.9
Accounts payable	1,218.3	1,141.4
Debt payable within one year	1,222.8	864.3
Total current liabilities	4,596.1	3,918.7
Long-term debt	2,298.0	2,733.7
Preferred securities of subsidiary	722.9	567.9
Stockholders' equity	6,625.8	6,766.3

	Twelve Months Ended December 30
	2004	2003
Preliminary Cash Flow Data -
Continuing Operations:

"Free Cash Flow" Reconciled to
Cash Provided by Operations:

Free cash flow	$1,432.6	$1,007.4
Capital spending	535.0	872.9
Cash dividends paid	767.9	671.9

Cash provided by operations	$2,735.5	$2,552.2

Cash used for investing	$(504.9)	$(1,260.1)

Cash used for financing	$(2,167.3)	$(1,570.9)

Depreciation and amortization	$800.2	$745.3

Unaudited

— more —

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended December 31			Twelve Months Ended December 31
	2004	2003	Change	2004	2003	Change
NET SALES:
Personal Care	$1,509.6	$1,408.4	+ 7.2%	$5,975.1	$5,652.9	+ 5.7%
Consumer Tissue	1,417.7	1,357.1	+ 4.5%	5,343.0	5,046.7	+ 5.9%
Business-to-
Business	1,006.1	895.3	+12.4%	3,957.9	3,477.7	+13.8%
Intersegment
Sales	(32.0)	(37.7)	N.M.	(192.8)	(151.0)	N.M.

Consolidated	$3,901.4	$3,623.1	+ 7.7%	$15,083.2	$14,026.3	+ 7.5%

OPERATING PROFIT:
Personal Care	$311.5	$316.6	- 1.6%	$1,253.2	$1,221.0	+ 2.6%
Consumer Tissue	223.2	196.7	+13.5%	803.1	728.2	+10.3%
Business-to-
Business	174.3	157.1	+10.9%	656.6	602.8	+ 8.9%
Other income (expense),
net (a)	(13.6)	(34.7)	N.M.	(51.2)	(112.5)	N.M.
Unallocated items -
net	(54.0)	(34.5)	N.M.	(155.3)	(107.9)	N.M.

Consolidated	$641.4	$601.2	+ 6.7%	$2,506.4	$2,331.6	+ 7.5%

(a)	Operating profit for the twelve months ended December 31, 2003 includes charges for unusual items of $34.0 million.

The above segment data is presented on a continuing operations basis that reflects the November 30, 2004 spin-off of the Corporation’s fine and technical paper businesses.

N.M.-Not meaningful
Unaudited

— more —

Description of Business Segments

The Corporation is organized into operating segments based on product groupings. These operating segments have been aggregated into three reportable global business segments: Personal Care; Consumer Tissue; and Business-to-Business. Each reportable segment is headed by an executive officer who reports to the Corporation’s Chief Executive Officer and is responsible for the development and execution of global strategies to drive growth and profitability of the Corporation’s worldwide Personal Care, Consumer Tissue and Business-to-Business operations. These strategies include global plans for branding and product positioning, technology, research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses.

The principal sources of revenue in each of our global business segments are described below.

The Personal Care segment manufactures and markets disposable diapers, training and youth pants and swimpants; feminine and incontinence care products; baby wipes; and related products. Products in this segment are primarily for household use and are sold under a variety of brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

The Consumer Tissue segment manufactures and markets facial and bathroom tissue, paper towels and napkins for household use; and related products. Products in this segment are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Hakle, Page and other brand names.

The Business-to-Business segment manufactures and markets disposable, single-use, health and hygiene products to the away-from-home marketplace. These products include facial and bathroom tissue, paper towels, napkins, wipers, surgical gowns, drapes, infection control products, sterilization wrap, disposable face masks and exam gloves, respiratory products, other disposable medical products and other products. Products in this segment are sold under the Kimberly-Clark, Kleenex, Scott, Kimwipes, WypAll, Surpass, Safeskin, Technol, Ballard and other brand names.

Unaudited

_________________